Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-238514

Prospectus Supplement No. 2

(To Prospectus, dated as of September 10, 2020)

CREATD, INC.

This Prospectus Supplement No. 2 supplements the information contained in the Prospectus, dated as of September 10, 2020, as supplemented by Prospectus Supplement No. 1, dated as of October 1, 2020, relating to our sale of approximately $7,762,500 of units of securities, consisting of (a) one share of our common stock, and (b) one warrant to purchase one share of our common stock at an exercise price equal to $4.50 (100% of the offering price per Unit) until the fifth anniversary of the issuance date.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 8, 2020.

You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus, including any supplements or amendments to it. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus, including any supplements or amendments to it. This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements or amendments to it.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “CRTD” and “CRTDW,” respectively.

The Company granted a 45 day option to the representative of the underwriters to purchase up to an additional 258,750 shares of common stock and/or 258,750 warrants to purchase common stock to cover over-allotments, if any.

The date of this Prospectus Supplement No. 2 is October 8, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2020

Creatd, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39500	87-0645394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2050 Center Avenue, Suite 640

Fort Lee, NJ 07024

(Address of principal executive offices)

(201) 258-3770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CRTD	The Nasdaq Stock Market LLC

Common Stock Purchase Warrants	CRTDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Over-Allotment Option Exercise

As previously reported on a Current Report on Form 8-K of Creatd, Inc. (the “Company”), on September 15, 2020, the Company consummated an underwritten public offering (the “Offering”) of 1,725,000 units of securities (the “Units”), with each Unit consisting of (i) one share of common stock, par value $0.001 per share (“Common Stock”), and (ii) one five-year warrant to purchase one share of Common Stock at an exercise price of $4.50 per share (the “Warrants”), pursuant to that certain Underwriting Agreement, dated September 10, 2020, by and between the Company and The Benchmark Company, LLC, acting as the representative (the “Representative”) of the several underwriters named therein (collectively, the “Underwriters”).

The Units were sold at a price of $4.50 per Unit, generating gross proceeds to the Company of $7.7625 million. The Company granted the Underwriters a 45-day option to purchase up to 258,750 shares of Common Stock and/or 258,750 Warrants to purchase Common Stock to cover over-allotments, if any.

On October 6, 2020, the Underwriters partially exercised the over-allotment option and on October 8, 2020, purchased an additional 258,750 Warrants, generating gross proceeds, before deducting underwriting discounts and commissions, of $2,587.50.

The 258,750 Warrants were issued pursuant to the registration statement on Form S-1 (File No. 333-238514) initially filed with the U.S. Securities and Exchange Commission on May 20, 2020 and declared effective on September 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATD, INC.

Dated: October 8, 2020	By:	/s/ Jeremy Frommer
Jeremy Frommer
Chief Executive Officer

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